Exhibit 99.1

TruGolf 2024 Guidance Update

Record Sales in 2024

Significantly Exceeds Second Half EBITDA Target

Salt Lake City, Utah, February 18, 2025 - TruGolf Holdings, Inc. (NASDAQ: TRUG), a leading golf technology company, announced today an update to its previously issued guidance targets. In November the Company announced it expected sales growth for 2024 to be between 9% and 13%; with second half 2024 EBITDA in a range between $1.1 million to $1.5 million. Based on TruGolf’s unaudited fourth quarter results, the Company expects 2024 sales to be approximately $22.5 million, a new record and that second half 2024 EBITDA is expected to be in excess of $2.2 million, significantly more than the target range. Full year 2024 EBITDA is expected to be in excess of $1.2 million.

Chief Executive Officer and Director Chris Jones said, “We are very pleased with the growing sales momentum for our upgraded and industry leading golf simulators. Second half demand was so strong for some products that we simply ran out of inventory. In response, we have taken actions to adjust for the robust market adoption so that we can better deliver products during this dynamic growth period for TruGolf. Interest in our franchise concept remains high and we anticipate announcing contracts for additional franchises in the United States throughout 2025. We expect the first franchise locations to open before the end of the year, with associated delivery of TruGolf simulators in the first half of 2025.”

Growth in the 2nd half was attributable to the launch of new games for TruGolf’s Multisport Arcade including Hoops, Quarterback, Cornhole, and an update to the ever popular Wild West Shootout pushing sales of both Arcade software and hardware worldwide. Another primary driver was the launch of E6 APEX Course play with over 1,200 courses from around the world in 4K visual splendor, more than any company in the industry, with exclusive benefits for TruGolf’s APOGEE Launch Monitor customers fueling both hardware and software sales growth. This APEX release also included an integration with IBM watsonx.ai.

TruGolf expects to issue its fourth quarter and full year 2024 results in late March 2025, on schedule with requirements for emerging growth companies as defined in the Jumpstart of Businesses Startup Act of 2012.

Disclaimer on Forward Looking Statements

This news release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements that are not of historical fact constitute “forward-looking statements” and accordingly, involve estimates, assumptions, forecasts, judgements and uncertainties. Forward-looking statements include, without limitation, the Company’s forecasts for total sales and EBITDA discussed above. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Forward Looking Statements and Risk Factors sections of the Company’s S-1 filed with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

About TruGolf, Inc.:

TruGolf is a golf technology company, committed to making golf, easy. From innovative uses for AI to build content and enhanced image and spatial analysis, to gamified golf improvement plans, TruGolf is an industry leader in the growing technological revolution in the sport of golf. Since TruGolf’s founding it has redefined what is possible with golf through technology. TruGolf’s suite of Hardware, Software, and Web Products make the game easier to Play, Improve and Enjoy.

Contact:	Michael Bacal
mbacal@darrowir.com
917-886-9071